Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Adaptive Insights, Inc. of our report dated April 25, 2018, except for the effects of the reverse stock split as discussed in Note 1 to the consolidated financial statements, as to which the date is May 25, 2018, relating to the financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

May 29, 2018